Exhibit 10.28

December 15, 2017

Mr. Randy Thurman

139 Dutton Mill Rd.

Malvern, PA 19355

Re:	Separation and General Release Agreement

Dear Randy:

This will confirm your resignation from employment and all positions that you hold with Presbia PLC (the “Company”) and its subsidiaries (collectively, the “Presbia Group”), including as a member of the board of directors of the Company (the “Board”), effective as of December 10, 2017 (the “Separation Date”). This Separation and General Release Agreement (the “Agreement”) confirms the terms of the separation of your employment and service as a member of the Board, including the benefits described in paragraph 3 below that you will receive if you sign and return this Agreement to the Company no later than 21 days from today and do not revoke this Agreement during the 7-day revocation period described below in paragraph 6.

By signing, delivering and not revoking this Agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions in the numbered paragraphs below, including the general release of claims in paragraphs 4, 5, and 6. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement. If you choose not to sign and return this Agreement within the required time-period or if you revoke your acceptance of this Agreement, you will not receive the benefits described in paragraph 3, but your resignation and Separation Date will remain effective.

1.Last Dav of Employment You acknowledge that you resigned from your employment with the Presbia Group, and that you resigned as a member of the Board (and any boards of directors of the Presbia Group), effective as of the Separation Date. You agree to take all actions that may be necessary or appropriate to effectuate such resignations, upon the Company’s request, including, but not limited to, providing letters of resignation as may be required under applicable law of foreign jurisdictions.

2.Final Salary/Wages: Vacation Pay. You have received your final pay check as of the Separation Date, which includes payment for all salary/wages that you earned through the Separation Date, less applicable withholdings and deductions. All unused and accrued vacation shall be paid to you upon execution of this Agreement. You will receive these payments even if you do not enter into this Agreement.

3.Consideration. If you choose to sign and return this Agreement within the required time-period, do not revoke this Agreement and abide by the other terms of this Agreement, the Company agrees as follows:

(a) You were granted an option the “option” under the Presbia PLC Incentive Plan (the ''Incentive Plan”) on January 28, 2015 to purchase up to 250,000 Ordinary Shares of the Company, which have previously vested. The Option shall remain exercisable for up to three years following the Separation Date (but not later than the expiration date of such Option). Except as modified hereby, the terms and conditions of the Option as set forth in the applicable option grant agreement, subject to the Incentive Plan, shall remain in full force and effect. No other options that may have previously been granted to you by the Company are or shall be outstanding;

(b) You were granted 8,247 restricted Ordinary Shares on August 5, 2016 and 12,738 restricted Ordinary Shares on March 14, 2017 collectively the “Restricted Shares”). Notwithstanding anything contained in the Restricted Share Grant Notices and related Restricted Share Agreements with respect to the Restricted Shares, the Restricted Shares shall be fully vested upon the effectiveness of this Agreement as set forth in paragraph 3.

You acknowledge that you are not otherwise entitled to the foregoing extension of the exercise period of the Option (which would otherwise expire if not exercised within ninety (90) days following the Separation Date) or to have the unvested Restricted Shares be vested to any extent, and that the Company would not agree to provide you with such benefits without your general release of claims and other promises in this Agreement.

4.General Release of Claims. In exchange for the consideration described in paragraph 3 above to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent pennitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries, affiliated entities, managers, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys' fees, damages, and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date you sign this Agreement. This general release of claims includes, without limitation, any and all claims:

•	of discrimination; harassment; retaliation; or wrongful termination;
•

for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•

for violation or alleged violation of any federal, state, local or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Genetic Information Nondiscrimination Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Business and Professions Code, the California Military Leave Law, the California Whistleblower Protection Act, and the California Equal Pay Law, in each case as such laws have been or may be amended;

•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);
•

any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock, options, or other equity securities or interests (except as set forth in paragraph 3(c);

•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy, or employee handbook;
•

relating to or arising from your employment with the Company Group, the terms and conditions of that employment, and the termination of that employment, including, without limitation, any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and

•	any and all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, medical fees or expenses, costs and disbursements.

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign this Agreement which you have or may have against any of the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers' compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of workers' compensation status); claims for unemployment benefits; claims for indemnification in connection with your service as an officer and/or director; or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan.

5.Further Release By You Of the Released Parties. You expressly acknowledge that, in further consideration of the benefits set forth in paragraph 3, you waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”), or any other law or statute of similar effect in any jurisdiction with respect to the released Claims, with respect to the Released Parties. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release of all Claims, you expressly acknowledge and agree that this Agreement releases all Claims existing or arising prior to your execution of this Agreement which you have or suspect you may have against the Released Parties whether such claims are known or unknown and suspected or unsuspected by you and you forever waive all inquiries and investigations into any and all such claims. You understand and acknowledge that the significance and consequence of this waiver of Civil Code §1542, is that even if you should suffer additional injuries or damages arising out of the released Claims, you will not be permitted to make any claim for those injuries or damages.

6.Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that that the general release of claims in paragraphs 4 and 5 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this Agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims, including any rights under the ADEA, that may arise after the date that you sign this Agreement;
•	you should consult with an attorney of your choice concerning your rights and obligations under this agreement before signing this Agreement;
•	you should fully consider this Agreement before signing it;
•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
•

you have 21 days from the date you received this Agreement to consider whether or not you want to sign this Agreement. You also should understand that you may use as much or as little of the 21-day period as you wish before deciding whether or not to sign this Agreement;

•	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the benefits described in paragraph 3 above, will automatically terminate;
•

at any time within 7 days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent by facsimile to the Company within the 7-day period.

•	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;
•

if you exercise your right to revoke, this Agreement (including, without limitation, the Company’s offer to provide you with the benefits described in paragraph 3 and your release of claims in paragraphs 4 and 5 above) will not be enforceable; and

•	if you do not revoke your acceptance of this Agreement, the eighth day following that date that you sign this Agreement will be the effective date.

7.No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

8.Covenant not to Sue. You covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

9.Cooperation with Investigations/Litigation. You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as you provide advance written notice to the Company of your request for reimbursement and provide satisfactory documentation of your expenses. Nothing in this paragraph is intended to, and shall not, restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

10.Non-Disparagement. You agree that you will not at any time make any disparaging or derogatory statements concerning the Company, its business, products and services. However, nothing in this paragraph is intended to, and shall not, restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. The Company agrees to instruct its officers and directors not to make any disparaging or derogatory statements concerning you.

11.Company Property. You represent that you have returned to the Company all of the Company Group’s property in your possession, custody and/or control, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that you received, prepared, or helped prepare. You represent that you have not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof of the Company Group’s documents. You agree to disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

12.Acknowledgments.  You and the Company acknowledge and agree that:

(A) By entering in this Agreement, you do not waive any rights or claims that may arise after the date that you sign and deliver this Agreement to the Company;

(B) This Agreement is not intended to, and shall not in any way prohibit, limit or otherwise interfere with your protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information;

(C) Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with your protected right to test in any court, under the Older Workers' Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA as set forth in this Agreement; and

(D) Nothing in this Agreement shall preclude you from exercising your rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) the Company’s 40l(k) plan.

13.No Other Pay or Benefits. You acknowledge and agree that upon the Company’s payment of the amounts described in paragraph 2, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for Company’s obligation to provide the benefits provided in paragraph 3, you are entitled to no other payments or benefits whatsoever (other than COBRA) and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company Group, your separation from the Company Group or otherwise.

14.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

15.Miscellaneous.

(A) This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(B) This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, beneficiaries, personal representatives and assigns. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(C) The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(D) The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(E) The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(F) This Agreement will be governed and interpreted under the laws of the State of California, without giving effect to choice of law principles. The Company and you irrevocably consent to the exclusive jurisdiction of the federal and state courts in the State of California for the resolution of any disputes arising under or respect to this Agreement.

(G) Given the full and fair opportunity provided to each of party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(H) The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

16.Opportunity to Review.  You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;
•	have carefully read this Agreement and understand all of its terms;
•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;
•

have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

•	understand that you are responsible for your own attorneys' fees and costs;
•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;
•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;
•

understand that you have been given twenty-one (21) days to review this Agreement before signing this Agreement and understand that you are free to use as much or as little of such 21-day period as you wish or consider necessary before deciding to sign it; and

•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

If you wish to accept this Agreement, please sign, date and return it no later than twenty-one (21) days after you receive it.

Very truly yours,

PRESBIA PLC

By:	/s/ Mark Yung
Name: Mark Yung
Title: CEO

READ, UNDERSTOOD, AND AGREED:

/s/ Randy Thurman	2 JAN 2018
RANDY THURMAN	DATE SIGNED